EXHBIT 17


                                LIVENT INC.


                                              June 12, 1998

 Mr. David R. Maisel
 Lynx Ventures L.P.
 9465 Wilshire Boulevard
 Suite 510
 Beverly Hills, CA  90212


 Dear Mr. Maisel:

                     RE:  GRANT OF OPTION

           This letter agreement sets forth the terms and conditions pursuant to which the Corporation has granted to you (the "Optionee"), effective as of April 9, 1998 (the "Date of Grant"), an option to purchase common shares of Livent Inc.

 1.   DEFINED TERMS

           Where used herein, the following terms shall have the following meanings, respectively:

 (a)  "Board" shall mean the board of directors of the Corporation;

 (b) "Cause" shall have the meaning ascribed to such term in the Employment Agreement;

 (c) "Change in Control" shall have the meaning ascribed to such term in the Employment Agreement;


 (d) "Common Shares" shall mean the common shares of the Corporation, or, in the event of an adjustment contemplated by Section 8 hereof, such other shares or securities to which the Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

 (e) "Corporation" shall mean Livent Inc., and includes any successor corporation thereto;

 (f) "Disability" shall have the meaning ascribed to such term in the Employment Agreement;

 (g) "Effective Time" shall mean the effective time of the consummation of the transactions contemplated by the Investment Agreement;

 (h) "Employment Agreement" shall mean the employment agreement entered into between the Corporation and the Optionee, dated as of June 12, 1998;

 (i)  "Expiration Time" shall mean 5:00 p.m. (Toronto time) on April 9,
      2003;

 (j) "Good Reason" shall have the meaning ascribed to such term in the Employment Agreement;

 (k) "Investment Agreement" shall mean the Investment Agreement entered into between the Corporation and Lynx Ventures L.P., dated as of April 13, 1998;

 (l) "Option" shall mean the option to purchase Common Shares granted hereunder;

 (m) "Option Price" shall mean the price per share specified in Section 3 below at which Common Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Section 8 hereof;

 (n) "Subsidiary" shall have the meaning ascribed to such term in the Business Corporation Act (Ontario); and

 (o) "Take-Over Bid" shall mean a bona fide offer to acquire Common Shares that is a "take-over bid" as such term is defined in the Securities Act (Ontario), as such statute is amended, varied or re-enacted from time to time, provided that (i) such offer is made to all or substantially all of the holders of Common Shares, (ii) such offer is made to acquire all or substantially all of the Common Shares outstanding on the date of such offer and (iii) the Board issues a recommendation that holders of Common Shares accept such offer.

 2.   GRANT OF OPTION

           The Corporation hereby grants to the Optionee, on the terms and subject to the conditions set forth in this agreement, an irrevocable option (the "Option") to purchase 400,000 Common Shares (the "Optioned Shares"), subject to any adjustment of such shares or of the number of such shares in accordance with Section 8 below.

 3.   OPTION PRICE

           Subject to any adjustments in accordance with Section 8 hereof, the Option Price at which each Optioned Share may be purchased upon exercise of the Option at any time and from time to time shall be U.S.$8.00.

 4.   VESTING PERIODS

      Subject to the terms and conditions set forth herein, the Optionee shall have a vested and nonforfeitable right in the Option, and shall have the right to take up and purchase the Optioned Shares, at any time and from time to time, during the periods and in the amounts specified below:

           (a) as to 133,334 of the Optioned Shares, on or after the first anniversary of the Effective Time until the Expiration Time;

           (b) as to 133,333 of the Optioned Shares, on or after the second anniversary of the Effective Time until the Expiration Time; and

           (c) as to the balance of the Optioned Shares, on or after the third anniversary of the Effective Time until the Expiration Time.

 5.   TERMINATION

           The Option shall expire and terminate and be of no further force or effect whatsoever as to the Optioned Shares in respect of which the Option has not been exercised as of the earlier to occur of (a) the Expiration Time or (b) termination of the Investment Agreement prior to consummation of the transactions contemplated thereby.

 6.   CHANGE IN CONTROL, TERMINATION OF EMPLOYMENT

      (a) Subject to Section 6(b) below, in the event of a Take-Over Bid or a Change in Control, the Optionee, at any time while the Take-Over Bid is open for acceptance, and at any time following a Change in Control, and notwithstanding any conditions to the contrary regarding exercise otherwise attaching to such Option (whether pursuant to Section 4 above or otherwise), may take up and purchase any or all of the Optioned Shares covered by such Option.

      (b) Upon the termination of the Optionee's employment due to (i) death, (ii) Disability, (iii) termination by the Corporation without Cause or (iv) termination by the Optionee for Good Reason, and notwithstanding any conditions to the contrary regarding exercise otherwise attaching to such Option (whether pursuant to Section 4 above or otherwise), the Optionee (or the Optionee's legal representative, as the case may be) may take up and purchase any or all of the Optioned Shares covered by such Option for a period of one year following such termination of employment, at the end of which period the Option shall expire. Upon the termination of the Optionee's employment for any other reason, the Optionee may, for a period of ninety days following such termination, take up and purchase those Optioned Shares which, immediately prior to such termination, the Optionee could have taken up pursuant to Section 4(b) above, at the end of which period the Option shall expire, provided however, that the Option shall terminate immediately upon the Optionee's termination of employment by the Company for Cause.

      (c) Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by, or continues to be a director of, the Corporation or any Subsidiary of the Corporation.

 7.   EXERCISE OF OPTIONS

      (a) An Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Common Shares to be purchased. Certificates for such Common Shares shall be issued and delivered to the Optionee as soon as practicable following the receipt of such notice and payment. Payment of the Option Price may be made (i) in cash, (ii) by cheque or money order, or (iii) by a combination of the foregoing methods.

      (b) Notwithstanding any other provision hereof, the Corporation's obligation to issue Common Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

      (i) completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

      (ii) the admission of such Common Shares to listing on any stock exchange on which the Common Shares are then listed; and

      (iii) the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

 In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable laws and for the listing of such Common Shares on any stock exchange on which the Common Shares are then listed.

 8.   CERTAIN ADJUSTMENTS

           Appropriate adjustments in the number and kind of Common Shares or other property issuable upon exercise of the Option and in the Option Price shall be made by the Board to give effect to changes in the Common Shares of the Corporation resulting from subdivisions, consolidations or reclassification of the Common Shares of the Corporation, the payment of dividends or other distributions by the Corporation (other than dividends or other distributions determined by the Board to be in the ordinary course), mergers, consolidations, combinations or similar transactions or other relevant changes in the capital of the Corporation.

 9.   REGISTRATION AND POSSESSION OF OPTION SHARES

           Upon each exercise of the Option in accordance with Section 7 hereof, the Corporation shall cause the transfer agent of the Common Shares forthwith to register in the name of the Optionee, or in such other name as the Optionee may direct, the Optioned Shares paid for by the Optionee in connection with that exercise of the Option (the "Purchased Shares") and to prepare and deliver to the Optionee a definitive certificate in the name of the Optionee, or in such other name as the Optionee may direct, representing such Purchased Shares.

 10.  TERMINATION OF OPTION BY OPTIONEE

           The Optionee may at any time terminate the Option by written notice given to the Corporation at its registered address, and, forthwith upon the receipt by the Corporation of any such notice in writing, the Option shall expire and terminate as to the Optioned Shares in respect of which the Option has not been exercised.

 11.  OPTIONEE NOT REQUIRED TO EXERCISE OPTION

           The Optionee shall have no obligation to purchase and/or pay for, and the Corporation shall have no obligation to issue, any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in accordance with the terms and conditions of this agreement.

 12.  REPRESENTATION AND WARRANTY BY OPTIONEE

           The Optionee represents and warrants to the Corporation, as a continuing representation and warranty which shall be true and correct on the date of this agreement and on each date that the Optionee exercises the Option as if made and given on and as of each such date, that the Optionee is acquiring the Option and will acquire the Purchased Shares as principal and not as agent, nominee or trustee on behalf of any other party.

 13.  GENERAL

      (a)  Time shall be of the essence of this agreement.

      (b)  All dollar amounts referred to in this agreement are in U.S.
           funds.

      (c) The division of this agreement into articles, sections, paragraphs, subparagraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

      (d) In the event that any day on or before which any action is to be taken under this agreement is not a business day in the place where the action is to be taken, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day in such place.

      (e) This agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally agrees to the non-exclusive jurisdiction of the courts of such Province.

      (f) This agreement shall enure to the benefit of and be binding upon the parties to this agreement and the successors and assigns of the Corporation and legal personal representatives of the Optionee.

      (g) This agreement and the Option granted to the Optionee is non-assignable and non-transferable otherwise than, to the extent permitted by applicable law, by will or pursuant to the laws of succession or descent and distribution and, during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, provided however that the Company shall not be required to file a prospectus or otherwise be required to take any action or incur any expense in connection with any proposed transfer by will or pursuant to the laws of succession or descent and distribution.

      (h) This agreement may be executed by the parties in counterparts and, when so executed, such counterparts shall constitute a single agreement.

      (i) The provisions of this agreement may not be modified, waived or discharged without obtaining the consent of applicable securities regulatory authorities and unless such waiver, modification or discharge is agreed to in writing by the parties hereto.

      (j) No portion of the Option may be exercised unless and until the granting of the Option hereunder is approved by the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation and accepted by The Toronto Stock Exchange.

      (k) The Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by the Option until the Optionee shall have exercised the Option in accordance with the terms hereof (including tendering payment in full of the Option Price of the Common Shares in respect of which the Option is being exercised) and the Corporation shall have issued such Common Shares to the Optionee in accordance with the terms hereof.

      (l) Nothing herein shall confer upon the Optionee any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or affect in any way the right of the Corporation or any such Subsidiary to terminate the Optionee's employment at any time; nor shall the Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment of the Optionee beyond the time at which the Optionee would normally be retired pursuant to the provision of any present or future retirement plan of the Corporation or any Subsidiary of the Corporation or any present or future retirement policy of the Corporation or any Subsidiary of the Corporation, or beyond the time at which the Optionee would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary of the Corporation.


           If the terms and conditions of this agreement are acceptable to you, please indicate your acceptance by signing this letter and printing your name and address where indicated below.

                                      Yours truly,

                                      LIVENT INC.


                                      By: /s/ Garth H. Drabinsky
                                          ___________________________
                                      Name:  Garth H. Drabinsky
                                      Title: Chairman and
                                               Chief Executive Officer


           The undersigned Optionee has reviewed, and hereby accepts and agrees to, the provisions of this letter agreement.


                                      /s/ David R. Maisel
                                      ________________________________
                                      Signature of Optionee


                                      David R. Maisel
                                      ________________________________
                                      Name of Optionee
                                      (please print)

                                      c/o Lynx Ventures L.P.
                                      ________________________________
                                      Address of Optionee

                                      9465 Wilshire Boulevard, Suite 510
                                      ________________________________

                                      Beverly Hills, CA 90212
                                      ________________________________




                                 SCHEDULE A

                        NOTICE OF EXERCISE OF OPTION


 TO:  LIVENT INC.
      165 Avenue Road
      Suite 600
      Toronto, Ontario
      M5R 3S4

      Attention:  Secretary


      Name of Optionee:                   ____________________

      Address of Optionee:                ____________________

                                          ____________________

      Date of Option Agreement            ____________________

      Number of Optioned Shares
      in respect of which Option
      is being exercised:                 ____________________

      Aggregate Option Price:            $____________________


           The undersigned hereby notifies Livent Inc. (the "Corporation") of the undersigned's exercise, as detailed above, of the option granted by the Corporation pursuant to the above-referenced Option Agreement.


                                       ___________________________________
                                       Signature of Optionee or of Legal
                                       Personal Representative of Optionee